Filed Pursuant to Rule 433

Registration No. 333-137419; 333-137419-01

September 20, 2006

ONEOK PARTNERS, L.P.

PRICING TERM SHEETS

5.90% Senior Notes due 2012
Issuer:	ONEOK Partners, L.P.

Security:	5.90% Senior Notes due 2012

Aggregate Principal Amount:	$350,000,000

Maturity Date:	April 1, 2012

Coupon:	5.90%

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2007

Price to Public:	99.980%

Spread to Benchmark Treasury:	+ 123 bp

Benchmark Treasury:	4.625% due August 15, 2011

Benchmark Treasury Yield:	4.674%

Make-Whole Call:	T+20 bp

Guarantee:	Fully and unconditionally guaranteed on a senior unsecured basis by ONEOK Partners Intermediate Limited Partnership

Trade Date:	September 20, 2006

Settlement Date:	September 25, 2006

CUSIP:	68268N AA 1

Ratings:	Baa2 by Moody’s Investors Service, Inc.
BBB by Standard & Poor’s Ratings Services
BBB by Fitch, Inc.

Joint Book-Running Managers:	Citigroup Global Markets Inc.
SunTrust Capital Markets, Inc.

Co-Managers:	Barclays Capital Inc.
BMO Capital Markets Corp.
Comerica Securities, Inc.
Greenwich Capital Markets, Inc.
Piper Jaffray & Co.
RBC Capital Markets Corporation
UBS Securities LLC
Wachovia Capital Markets, LLC
Wells Fargo Securities, LLC

6.15% Senior Notes due 2016

Issuer:	ONEOK Partners, L.P.

Security:	6.15% Senior Notes due 2016

Aggregate Principal Amount:	$450,000,000

Maturity Date:	October 1, 2016

Coupon:	6.15%

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2007

Price to Public:	99.991%

Spread to Benchmark Treasury:	+ 143 bp

Benchmark Treasury:	4.875% due August 15, 2016

Benchmark Treasury Yield:	4.721%

Make-Whole Call:	T+25 bp

Guarantee:	Fully and unconditionally guaranteed on a senior unsecured basis by ONEOK Partners Intermediate Limited Partnership

Trade Date:	September 20, 2006

Settlement Date:	September 25, 2006

CUSIP:	68268N AB 9

Ratings:	Baa2 by Moody’s Investors Service, Inc.
BBB by Standard & Poor’s Ratings Services
BBB by Fitch, Inc.

Joint Book-Running Managers:	Citigroup Global Markets Inc.
SunTrust Capital Markets, Inc.

Co-Managers:	Barclays Capital Inc.
BMO Capital Markets Corp.
Comerica Securities, Inc.
Greenwich Capital Markets, Inc.
Piper Jaffray & Co.
RBC Capital Markets Corporation
UBS Securities LLC
Wachovia Capital Markets, LLC
Wells Fargo Securities, LLC

6.65% Senior Notes due 2036

Issuer:	ONEOK Partners, L.P.

Security:	6.65% Senior Notes due 2036

Aggregate Principal Amount:	$600,000,000

Maturity Date:	October 1, 2036

Coupon:	6.65%

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2007

Price to Public:	99.573%

Spread to Benchmark Treasury:	+ 183 bp

Benchmark Treasury:	4.500% due February 15, 2036

Benchmark Treasury Yield:	4.853%

Make-Whole Call:	T+30 bp

Guarantee:	Fully and unconditionally guaranteed on a senior unsecured basis by ONEOK Partners Intermediate Limited Partnership

Trade Date:	September 20, 2006

Settlement Date:	September 25, 2006

CUSIP:	68268N AC 7

Ratings:	Baa2 by Moody’s Investors Service, Inc.
BBB by Standard & Poor’s Ratings Services
BBB by Fitch, Inc.

Joint Book-Running Managers:	Citigroup Global Markets Inc.
SunTrust Capital Markets, Inc.

Co-Managers:	Barclays Capital Inc.
BMO Capital Markets Corp.
Comerica Securities, Inc.
Greenwich Capital Markets, Inc.
Piper Jaffray & Co.
RBC Capital Markets Corporation
UBS Securities LLC
Wachovia Capital Markets, LLC
Wells Fargo Securities, LLC
Aggregate Net Proceeds to Issuer, after underwriting discounts	$ 1,387,052,500

Note: A securities rating is not a recommendation to buy, sell or hold securities. It may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or SunTrust Capital Markets, Inc. toll free at 1-800-685-4786.